EXHIBIT 10.1

EXECUTION COPY

OBSERVER RIGHTS AGREEMENT

Observer Rights Agreement (this “Agreement”) dated as of March 23, 2016 by and between Seacoast Banking Corporation of Florida, a Florida corporation (the “Company”), Basswood Capital Management, L.L.C. (“Basswood”) and Matthew Lindenbaum (“Lindenbaum”).

WHEREAS, Basswood is the investment manager or adviser to certain private investment funds and managed accounts (Basswood “clients”) that collectively Beneficially Own approximately 7% of the outstanding shares of the Company’s common stock; and

WHEREAS, Lindenbaum is a principal of Basswood and has broad experience in investing in, and serving on the boards of directors of, financial institutions similar to the Company; and

WHEREAS, Basswood has requested that Lindenbaum be granted certain information and observation rights with respect to the board of directors of the Company (the “Board”); and

WHEREAS, the Board has determined that granting Lindenbaum such information and observation rights on the terms and conditions hereof is in the best interests of the Company.

NOW THEREFORE, the Company, Basswood and Lindenbaum agree as follows:

1. Board Observer Right. During the term of this Agreement, Lindenbaum shall have the right to attend all meetings of the Board (in each case whether in person, by telephone or otherwise) in a non-voting observer capacity, subject to the provisions hereof. Regardless of the foregoing, the Company shall have the right to exclude Lindenbaum from meetings of the Board or omit to provide Lindenbaum with certain information and materials if (but only to the extent) the Company’s legal counsel or a majority of the Board determines in good faith that such exclusion or omission is necessary in order to (i) preserve attorney-client or other legal privilege, (ii) comply with its fiduciary obligations under applicable law, (iii) comply with applicable law or regulation, including to protect confidential supervisory information under any order, notice or regulation of a bank regulatory authority, (iv) comply with any obligation of confidentiality existing as of the date hereof or (v) address any conflict of interest. In the event that Lindenbaum is excluded from a meeting of the Board, the Company shall inform Lindenbaum of the general nature of the subject matter discussed and explain the Board’s rationale for the decision to exclude Lindenbaum.

2. Information Right. The Company shall provide to Lindenbaum notice of any and all Board meetings and, subject to the provisions and exclusions hereof (including, without limitation, the exclusions described in Section 1 hereof), a copy of the materials provided to all members of the Board and the committees thereof at the time such materials are provided to members of the Board and such committees, including without limitation, the minutes of all Board meetings and committee meetings (all of which information shall be subject to the confidentiality provisions set forth in Section 3 hereof).

3. Confidentiality; Trading in Company Securities.

a.	Lindenbaum agrees that he will hold all Evaluation Material in strict confidence and will not disclose or divulge any Evaluation Material to any person. Further, neither Basswood nor Lindenbaum shall use such information for any purpose other than to monitor and seek to enhance the value of the investments of Basswood’s clients in the Company and, in the case of Lindenbaum, other than in connection with his status as a Board observer. For purposes of this Agreement, the term “Evaluation Material” means any and all information concerning or relating to the Company or any of its subsidiaries or affiliates that is furnished to Lindenbaum in his capacity as a Board observer (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise), together with all notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part. The term “Evaluation Material” shall not include such information that (a) can be shown to have been or becomes available to Lindenbaum on a non-confidential basis from a source other than the Company or any of its affiliates not known by Lindenbaum, Basswood or any of their respective affiliates or Representatives to be bound by an agreement or obligation of confidentiality with respect to such information, (b) is or becomes generally available to the public other than as a result of a disclosure by Lindenbaum, Basswood or any of their respective affiliates or Representatives in violation of this Agreement, or (c) has been or is independently developed by Lindenbaum, Basswood or any of their respective affiliates or Representatives without the use of any Evaluation Material. Notwithstanding the foregoing, Lindenbaum may provide Evaluation Material to any Basswood officer or employee (each, a “Representative” (for the avoidance of doubt, Bennett Lindenbaum shall be a “Representative” for all purposes hereunder, including Section 4 hereof)) who has a need to know such information for the purpose of monitoring and seeking to enhance the value of the investments of Basswood’s clients in the Company provided that any such Representative provided with any such information shall keep it confidential to the same extent as Lindenbaum is required under this Agreement and use it only for such purposes; and, in any event, Basswood and Lindenbaum shall be responsible for any non-compliance with such confidentiality and use requirements by any Representative who is provided with such information. Basswood and Lindenbaum agree to take all reasonable measures to restrain their Representatives from prohibited or unauthorized disclosure of the Evaluation Material. In furtherance, and not in limitation, of the foregoing, Basswood and Lindenbaum shall, and shall instruct their Representatives to, use all reasonable and prudent efforts to protect and safeguard the Evaluation Material from disclosure to at least the same extent that they do so with respect to Basswood’s own confidential information.

b.	In the event that Basswood, Lindenbaum or any Representative becomes legally compelled to disclose any Evaluation Material, Basswood and Lindenbaum agree, unless prohibited by law, to provide the Company with reasonable advance notice under the circumstances prior to any such disclosure to enable the Company to seek a protective order or other appropriate remedy (and if the Company seeks such an order or other remedy, Basswood and Lindenbaum will provide such cooperation as the Company shall reasonably request, at the Company’s sole cost and expense). If in the absence of a protective order or the receipt of a waiver hereunder Basswood, Lindenbaum or such Representative is nonetheless, based on the advice of Lindenbaum’s or Basswood’s legal counsel, required to disclose any such information, Basswood, Lindenbaum or such Representative, as the case may be, may make the required disclosure (solely to the extent required) without liability under this Agreement. In no event will Basswood, Lindenbaum or any of their Representatives oppose action by the Company to obtain a protective order or other remedy to prevent the disclosure of Evaluation Material or to obtain reliable assurance that confidential treatment will be accorded the Evaluation Material. For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring Basswood, Lindenbaum or any of their Representatives to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, any of them or any of their respective affiliates, or any of Basswood’s clients, would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to, the Company’s common stock or the securities of any other company or otherwise proposing or making an offer to do any of the foregoing, or any of them would be unable to file any proxy materials in compliance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the rules and regulations promulgated thereunder. In addition, nothing contained in this Agreement shall require any notice to be given or limit or prohibit Lindenbaum, Basswood or any such Representative from providing any information demanded or requested in the course of a routine examination or inquiry by a regulatory authority having jurisdiction over Lindenbaum, Basswood, Basswood’s clients or such Representative so long as such examination or inquiry is not known by Lindenbaum, Basswood or any such Representative to be targeted at the Company or any of its affiliates or Basswood’s clients’ investment in the Company.

c.	Basswood and Lindenbaum acknowledge that (a) none of the Company or any of its representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and (b) none of the Company or any of its representatives shall have any liability to Basswood, Lindenbaum, any Basswood client, any Representative of Basswood or Lindenbaum or any of their respective affiliates relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

d.	All Evaluation Material shall remain the property of the Company. No other person shall by virtue of any disclosure of and/or use of any Evaluation Material acquire any rights with respect thereto, all of which rights shall remain exclusively with the Company. At any time after the date on which this Agreement has been terminated pursuant to Section 9 hereof, Basswood and Lindenbaum will promptly return to the Company or destroy all hard copies of the Evaluation Material and use reasonable best efforts to permanently erase or delete all electronic copies of the Evaluation Material in their or any of their Representatives’ possession or control (and, upon the request of the Company, shall certify to the Company in writing that such Evaluation Material has been erased or deleted, as the case may be); provided, however, that Basswood shall be entitled to retain copies of the Evaluation Material to the extent required by applicable law or regulation or by its internal document retention and compliance policies. Notwithstanding the return or erasure or deletion of Evaluation Material, Lindenbaum, Basswood and their Representatives will continue to be bound by the obligations contained herein.

e.	Lindenbaum and Basswood hereby acknowledge that they are aware that the United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

f.	Lindenbaum and Basswood agree that, while this Agreement is in effect, neither Lindenbaum nor Basswood will purchase or sell securities of the Company (including for the account of Basswood’s clients) other than (i) at times when members of the Board are permitted to purchase or sell Company securities (i.e., during “trading windows”) or (ii) in a transaction that a member of the Board would otherwise be permitted to effect pursuant to the Company’s policy on securities transactions by members of the Board (the “Trading Policy”). The Company represents and warrants to Lindenbaum and Basswood that it has provided to them a true and complete copy of the Trading Policy and agrees to provide to Lindenbaum and Basswood promptly from time to time (but in no event later than when provided to members of the Board), including for a period ending on the six (6) months following the time when Lindenbaum ceases to have observer rights pursuant to Section 1 of this Agreement, copies of all updates to the Trading Policy and all notices provided to members of the Board concerning the closing of a trading window or the failure of a trading window to open and the opening or re-opening of any trading window under the Trading Policy. Notwithstanding the foregoing agreements in this Section 3(f), neither Lindenbaum, Basswood nor Basswood’s clients shall be subject to the Trading Policy.

4. Certain Agreements. During the term of this Agreement, Basswood and Lindenbaum shall not, and shall cause their respective Representatives and affiliates not to, directly or indirectly:

a.	acquire, offer, seek or propose to acquire, or agree to acquire, by purchase or otherwise, Beneficial Ownership of Company common stock if after giving effect to such acquisition Basswood and its clients and their respective affiliates would collectively Beneficially Own more than 9.99% of the outstanding shares of Company common stock;

b.	make, or in any way participate, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission (the “SEC”)), or seek to advise or influence any person with respect to the voting of (including engaging in any withhold the vote campaign) any Company common stock;

c.	separately or in conjunction with any other person, submit a proposal for or offer of (with or without conditions) (including to the Board if any such proposal would reasonably be expected to be required to be disclosed by Basswood, Lindenbaum or the Company), any Extraordinary Transaction. “Extraordinary Transaction” means any of the following involving the Company or any of its subsidiaries or its or their securities or a material amount of the assets or businesses of the Company or any of its subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, spin-off, split-off, licensing, sale or acquisition of, or joint venture or other partnership with respect to, material assets, sale or purchase of securities, liquidation or dissolution, or any similar transaction;

d.	form, join or in any way participate in a 13D Group with any person other than Lindenbaum, Basswood, Basswood’s clients or any of their respective affiliates;

e.	present at any annual meeting or any special meeting of the Company’s shareholders or through action by written consent any proposal for consideration for action by shareholders, conduct any shareholder referendum, seek to call a special meeting of the Company’s shareholders, propose any nominee for election to the Board or seek the removal of any member of the Board;

f.	grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for an annual meeting or a special meeting) or deposit any of the Company common stock (or any securities convertible into, exchangeable for or otherwise exercisable to acquire such common stock) held by any of them in a voting trust or other arrangement of similar effect, or subject them to a voting agreement or other arrangement of similar effect;

g.	make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (x) in support of any solicitation described in clause (b) above or otherwise inconsistent with the restrictions set forth in this Section 4, or (y) negatively commenting upon the Company, including the Company’s corporate strategy, business, corporate activities, Board or management (and including making any statements critical of the Company’s business, strategic direction, capital structure or compensation practices);

h.	institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement;

i.	make any request under Section 607.1602 of the Florida Business Corporation Act;

j.	sell shares of Company common stock representing 5% or more of the outstanding shares of Company common stock to a single purchaser (or group of affiliated purchasers) or any 13D Group or sell shares of Company common stock to any single purchaser (or group of affiliated purchasers) or any 13D Group if as a result thereof such purchaser (or group of affiliated purchasers) or 13D Group would Beneficially Own 5% or more of the outstanding shares of Company common stock;

k.	request the Company or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 4, in each case which would reasonably be expected to result in a public announcement of such request;

l.	enter into any discussions, negotiations, agreements or undertakings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

Basswood and Lindenbaum agree to promptly advise the Company if they receive an approach or inquiry regarding a potential proposed acquisition or proxy contest with respect to the Company.

5. Basswood Beneficial Ownership. Basswood and Lindenbaum represent and warrant that they, together with their affiliates and Basswood’s clients, Beneficially Own 2,385,972 shares of the Company’s common stock as of the date of this Agreement, all of which are “physical” shares (i.e., none are Beneficially Owned through options or other rights to acquire or as a Receiving Party of a Derivatives Contract).

6. No Waiver. No failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by all parties hereto.

7. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to choice of law doctrines. Each of the parties hereto consents to personal jurisdiction in such State and voluntarily submits to the jurisdiction of the courts of such State in any action or proceeding with respect to this Agreement, including the federal district courts located in such State. Each party agrees that it/him may be served with process at the address set forth on the signature page hereof, and further agrees not to commence any action, suit or proceeding related hereto except in such courts. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same Agreement. One or more counterparts of this Agreement may be delivered by telecopier or pdf electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof.

9. Termination. This Agreement and (subject to the next following sentence) the rights granted herein, shall terminate upon the earlier of (i) following the six (6) month anniversary of the date of this Agreement, Lindenbaum’s delivery of written notice to the Company that he has terminated this Agreement; and (ii) following the six (6) month anniversary of the date of this Agreement, the Company’s delivery of written notice to Lindenbaum that it has terminated this Agreement. The obligations of Basswood, Lindenbaum and any Representatives pursuant to Sections 3(a)-(e) hereof shall survive any termination of this Agreement for a period of twenty four (24) months following such termination, and the obligation of the Company pursuant to Section 3(f) hereof to provide certain information with respect to the Trading Policy, shall survive any termination of this Agreement for a period of six (6) months following such termination.

10. No Fiduciary. Nothing in this Agreement shall render Lindenbaum a fiduciary of the Company or of any affiliate, shareholder or creditor of the Company.

11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled (without bond) to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they may be entitled by law or equity, and any party sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate.

12. Certain Definitions. For purposes of this Agreement, the term:

a.	“13D Group” means any group of persons formed for the purpose of acquiring, holding, voting or disposing of shares of Company common stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Company common stock) which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-l(a) or Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned (within the meaning set forth in Rule 13d-3 or Rule 13d-5(b)(1) of the rules and regulations promulgated under the Exchange Act) shares of Company common stock representing more than 5% of the shares thereof then outstanding.

b.	“Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(1) of the rules and regulations promulgated under the Exchange Act; provided that, “Beneficially Own” and “Beneficial Ownership” shall include securities which are beneficially owned, directly or indirectly, by a person as a Receiving Party; provided further, that the number of shares of Company common stock that a person is deemed to beneficially own pursuant to this proviso in connection with a particular Derivatives Contract shall not exceed the number of Notional Common Shares with respect to such Derivatives Contract.

c.	“Derivatives Contract” shall mean a contract between two parties (the “Receiving Party” and its counterparty) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of shares of Company common stock specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Common Shares”), regardless of whether (i) obligations under such contract are required or permitted to be settled through the delivery of cash, shares of Company common stock or other property or (b) such contract conveys any voting rights in shares of Company common stock, without regard to any short or similar position under the same or any other Derivatives Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.

d.	“person” shall be broadly interpreted to include the media, the internet and any individual, corporation, partnership, limited liability company, group, trust, estate, joint venture, organization and any governmental, administrative, arbitral or regulatory representative or authority (including any court) or other entity of any kind or nature.

IN WITNESS WHEREOF, the Company, Basswood and Lindenbaum have caused this Agreement to be executed as of the date first set forth above.

Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994

Dated: March 23, 2016	By:	/s/ Dennis S. Hudson, III
Name:
Title:

Basswood Capital Management, L.L.C.
645 Madison Avenue, 10th Floor
New York, NY 10022

Dated: March 23, 2016	By	/s/ Matthew Lindenbaum
Name:
Title:

Matthew Lindenbaum
c/o Basswood Capital Management, L.L.C.
645 Madison Avenue, 10th Floor
New York, NY 10022

Dated: March 23, 2016	By:	/s/ Matthew Lindenbaum

[Signature page to Observer Rights Agreement]